Exhibit 99.1

ConforMIS Reports Second Quarter 2015 Financial Results

BEDFORD, Mass., August 11, 2015 (GLOBE NEWSWIRE) — ConforMIS, Inc. (NASDAQ: CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient’s unique anatomy, announced today financial results for the second quarter ended June 30, 2015.

Recent Accomplishments & Highlights

•                  Achieved total revenue of $19.2 million, including $3.5 million related to the settlement of patent litigation, up 72% year-over-year on a reported basis and up 81% year-over-year on a constant currency basis.

•                  Achieved product revenue of $15.8 million, up 41% year-over-year on a reported basis and up 50% year-over-year on a constant currency basis.

•                  Closed initial public offering and received net proceeds of approximately $140 million in July.

•                  Continued progress of limited launch of iTotal PS, our posterior stabilized version of iTotal, which upon full launch will nearly triple the addressable knee implant market from currently 28% to approximately 83%.

•                  Executed two patent license agreements for the use of patient-specific instrument technology covered by our patents and patent applications with off-the-shelf implants.

•                  Results from a U.S. multicenter study demonstrated that patients receiving iTotal CR knee replacements were 1.7 times more likely to achieve an excellent or good objective Knee Society Score, or KSS, whereas patients with off-the-shelf knee replacements were 2.6 times more likely to achieve a poor objective KSS.

“We are very pleased with our financial performance in the second quarter along with the growing body of clinical results,” said Philipp Lang, MD, MBA, Chief Executive Officer of ConforMIS, Inc. “Our strong product revenue growth this quarter was driven by the progressive adoption of our cruciate-retaining total knee implant, the iTotal CR, and the early contributions from our limited launch of our posterior-stabilized total knee implant, the iTotal PS. We believe ConforMIS’ proprietary platform technology for customized joint replacement implants has the potential to disrupt the $15 billion joint replacement market.”

	Three Months Ended June 30,		Increase / Decrease
($, thousands)			$	%	%
(unaudited)	2015	2014	Change	Change	Change
				(as	(constant
				reported)	currency)
United States	$11,871	$8,026	$3,845	48%	48%
Rest of World	$3,892	$3,147	745	24%	54%
Product Revenue:	$15,763	$11,173	$4,590	41%	50%
Royalty Revenue:	$3,459	$0	$3,459	n/m	n/m
Total Revenue:	$19,222	$11,173	$8,049	72%	81%

Second Quarter 2015 Financial Results

Total revenue increased $8.0 million, or 72% year-over-year, to $19.2 million. Total revenue in the second quarter of 2015 includes royalty revenue of $3.5 million related to lump-sum payments from Wright Medical Group, Inc. (“Wright Medical”) and MicroPort Orthopaedics, Inc. (“MicroPort”), paid upon the signing of non-exclusive worldwide license agreements in connection with the settlement of patent litigation. The $5.1 million balance of the payments received from Wright Medical and MicroPort was allocated to deferred revenue and will be recognized over the term of the agreements, of which the last agreement ends in 2031.  In addition, MicroPort agreed to an ongoing fixed royalty at a high-single to low-double digit percentage of net sales of patient specific instruments and the associated off-the-shelf knee implants.

Product revenue increased $4.6 million, or 41% year-over-year, to $15.8 million on a reported basis and 50% on a constant currency basis. U.S. product revenue increased $3.8 million, or 48% year-over-year, to $11.9 million, and rest of world product revenue increased $0.7 million, or 24% year-over-year, to $3.9 million on a reported basis and 54% on a constant currency basis. Product revenue from sales of iTotal CR, iUni and iDuo increased $4.0 million, or 36% year-over-year, to $15.2 million. Product revenue from sales of iTotal PS, which we launched on a limited basis in the United States in February 2015, was $0.6 million in the second quarter of 2015.

GAAP gross profit increased $4.5 million, or 110% year-over-year, to $8.6 million, or 45% of revenue, compared to $4.1 million, or 36% of revenue, in the second quarter of 2014. The increase in GAAP gross profit was driven primarily by the addition of royalty revenue from the license agreements. Non-GAAP product gross profit increased $1.0 million, or 25% year-over-year, to $5.1 million, or 32% of product revenue, compared to $4.1 million, or 36% of revenue, in the second quarter of 2014. The decrease in non-GAAP product gross profit margin was driven primarily by the changes in foreign exchange rates compared to last year.

Total operating expenses increased $4.8 million, or 33% year-over-year, to $19.4 million. The increase in expenses was driven primarily by higher sales and marketing and general and administrative expenses, and, to a lesser extent, higher research and development expense compared to the second quarter of 2014.

Net loss was $10.9 million, or $2.51 per share, compared to $10.5 million, or $2.49 per share, for the same period last year.

2015 Financial Guidance

For the full year 2015, the Company expects total revenue in a range of $72 million to $74 million, representing year-over-year growth of 50% to 54% on a reported basis and 57% to 61% on a constant currency basis. The Company’s total revenue guidance includes approximately $3 million of currency headwind in our revenue results.

The Company’s 2015 revenue guidance assumes the following:

•                  Product revenue in a range of $68 million to $70 million, representing year-over-year growth of 42% to 46% on a reported basis and 48% to 53% on a constant currency basis.

•                  Royalty revenue of approximately $4 million, including the $3.5 million recognized in the second quarter related to a patent litigation settlement.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this release and the accompanying tables contain certain non-GAAP financial measures that exclude royalty revenue. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.

Constant Currency

The Company provides certain information regarding the Company’s financial results or projected financial results on a “constant currency basis.” This information estimates the impact of changes in foreign currency rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Conference Call

As previously announced, ConforMIS will conduct a conference call and webcast today at 8:30 AM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-703-9876 (or 616-548-5612 for international) and use conference ID number 95443100 or listen to the webcast in the investor relations section of the company’s website at ir.conformis.com.  The online archive of the webcast will be available on the company’s website for 30 days.

About ConforMIS, Inc.

ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy.  ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital.  In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  ConforMIS owns or exclusively in-licenses approximately 470 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com.   To receive future releases in e-mail alerts, sign up at http://www.ir.conformis.com.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for ConforMIS, including statements about ConforMIS’s strategy, future operations, future financial position and results and expected market growth, including expectations regarding the potential impact and advantages of using customized implants, total revenue and revenue mix by product and geography, product gross margin andother statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent ConforMIS’s views as of the date hereof. ConforMIS anticipates that subsequent events and developments may cause ConforMIS’s views to change. However, while ConforMIS may elect to update these forward-looking statements at some point in the future, ConforMIS specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ConforMIS’s views as of any date subsequent to the date hereof.

Investor contact

Oksana Bradley

ir@conformis.com

(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue
Product	$15,763	$11,173	$30,463	$21,972
Royalty	3,459	—	3,459	—
Total revenue	19,222	11,173	33,922	21,972
Cost of revenue	10,664	7,097	20,052	14,609
Gross profit	8,558	4,076	13,870	7,363

Operating expenses
Sales and marketing	9,758	7,080	19,338	15,458
Research and development	4,317	3,615	8,333	7,193
General and administrative	5,355	3,900	11,134	7,848
Total operating expenses	19,430	14,595	38,805	30,499
Loss from operations	(10,872)	(10,519)	(24,935)	(23,136)

Other income and expenses
Interest income	28	26	68	50
Interest expense	(245)	(38)	(469)	(89)
Other income (expense)	208	—	208	—
Total other expenses	(9)	(12)	(193)	(39)
Loss before income taxes	(10,881)	(10,531)	(25,128)	(23,175)
Income tax provision	11	12	21	20
Net loss	$(10,892)	$(10,543)	$(25,149)	$(23,195)

Net loss per share - basic and diluted	$(2.51)	$(2.49)	$(5.82)	$(5.52)
Weighted average common shares outstanding - basic and diluted	4,341,784	4,238,837	4,319,334	4,199,746

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$14,496	$37,900
Accounts receivable, net	11,030	9,119
Inventories	9,379	7,691
Prepaid expenses and other current assets	1,403	1,158
Deferred initial public offering costs	4,489	—
Total current assets	40,797	55,868
Property and equipment, net	10,598	8,696
Other Assets
Restricted cash	4,328	4,438
Intangible assets, net	1,119	1,243
Goodwill	753	753
Other long-term assets	283	280
Total assets	$57,878	$71,278

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	4,520	3,618
Accrued expenses	9,982	6,942
Deferred revenue	305	—
Current portion of long-term debt	283	272
Total current liabilities	15,090	10,832
Other long-term liabilities	246	271
Deferred revenue	4,778	—
Long-term debt	10,220	10,348
Total liabilities	30,334	21,451
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.00001 par value:
Authorized: 53,496,241 shares authorized, 51,055,077 and 50,985,652 shares issued and outstanding June 30, 2015 and December 31, 2014, respectively; (aggregate liquidation value of $353,042 and $352,626 at June 30, 2015 and December 31, 2014, respectively)	—	—
Common stock, $0.00001 par value:
Authorized: 80,000,000 shares at June 30, 2015 and December 31, 2014; 4,412,089 and 4,286,164 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	321,071	318,420
Accumulated deficit	(293,245)	(268,096)
Accumulated other comprehensive loss	(282)	(497)
Total stockholders’ equity	27,544	49,827
Total liabilities and stockholders’ equity	$57,878	$71,278

CONFORMIS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

Reconciliation of Reported % Change to Constant Currency % Change

	Three Months Ended June 30, 2015
	Reported % Change	Foreign Exchange Impact	Constant Currency % Change

United States	48%	—	48%
Rest of World	24%	(30)%	54%
Product Revenue:	41%	(9)%	50%
Royalty Revenue:	n/m	n/m	n/m
Total Revenue:	72%	(9)%	81%

Reconciliation between GAAP and Non-GAAP Product Margin

(in thousands)

	Three Months Ended June 30,
	2015	2014

Gross Profit (GAAP)	$8,558	$4,076
Royalty Revenue	$(3,459)	$0
Product Gross Profit (Non-GAAP):	$5,099	$4,076
Gross Margin % (GAAP)	45%	36%
Product Gross Margin % (Non-GAAP)	32%	36%